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                                                                    EXHIBIT 10.3

                           LEASE AMENDMENT AGREEMENT



     This Lease Amendment Agreement ("Agreement") is entered into as of April 1, 1997 by and between St. John Knits, Inc., a California corporation as Tenant and G.M. Properties, a California general partnership as Landlord under that certain Industrial Real Estate Lease dated June 1, 1986 ("Lease") between Landlord and Tenant.


                                R E C I T A L S


A. Tenant has requested that Landlord construct additional facilities at the property currently leased by Tenant to allow Tenant to expand its operations at the Property

B. Landlord has agreed to construct approximately 13,596 additional square feet of space to accommodate Tenant's expanding operations provided Tenant agrees to pay the additional rent provided herein.

C. Landlord and Tenant desire to enter into this Lease Amendment Agreement to set forth the terms and conditions under which (i) Landlord agrees to expand the rentable square footage of the Property and (ii) Tenant shall continue to occupy the Property.

     In consideration of the foregoing recitals and the covenants and conditions hereinafter contained, the parties agree as follows:

1.   ADDITIONAL FACILITIES.  Landlord agrees to provide an additional 13,596
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     square feet of space for lease by Tenant in accordance with the plans and specifications prepared for Tenant by C.C.S. Architects and under the contract with Snyder Langston, both of which have been approved by Landlord (the "Expansion Space"). Landlord shall, subject to the conditions set forth below, proceed with all due diligence to prepare the Expansion Space at Landlord's sole cost and expense, substantially in accordance with plans, outlines, and specifications which have been approved by the parties. All labor and materials required to prepare the Expansion Space for Tenant's use shall be furnished by Landlord at Landlord's sole cost and expense up to a maximum cost of Six Hundred Ten Thousand Dollars ($610,000.00). All such work shall be accomplished in compliance with all applicable laws, ordinances, regulations, and restrictions.

     Landlord shall not be held liable or responsible for delays in construction or Landlord's work arising out of or occasioned by strikes, accidents, acts of God,

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     weather conditions, inability to secure labor or materials, fire regulations or other restrictions imposed by any government or any governmental agency, or other delays beyond Landlord's control. Subject to the foregoing provisions Landlord agrees to deliver the premises to Tenant for commencement of Tenant's work therein, or commencement of Tenant's business if no such work is required of Tenant, not later than June 1, 1997.

2.   BASE RENT. Base Rent for the Expansion Space shall be computed at the rate
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     of $0.676 per square foot per month or a total of $9,190.00 per month and shall be added to the Base Rent under the Lease. Base Rent for the Expansion Space shall be adjusted at the same time and in the same manner as Base Rent for the Property under the Lease.

3.   EXCESS TOTAL COSTS.  In the event that the cost of the construction of the
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     Expansion Space exceeds $610,000.00, Tenant agrees to promptly pay all costs in excess of such amount.

4.   FULL FORCE AND EFFECT.  Except as modified in the manner set forth in this
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     Agreement, the Lease shall remain in full force and effect.

5.   FURTHER ASSURANCES.  Each party agrees to perform any further acts and to
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     execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

Executed as of the 1st day of April 1997 at Irvine, California.



TENANT:

St. John Knits, Inc., a California corporation

By: /s/ DAN DEMILLE
   ---------------------------------

LANDLORD:

G.M. Properties, a California general partnership

By: /s/ BOB GRAY
   ------------------------------------
   Bob Gray, Managing General Partner

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